Exhibit 5.1

Our ref KZE/280939-000000/31394338v1

Herbalife Ltd.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

7 May 2014

Dear Sirs

Herbalife Ltd. (the “Company”)

We have acted as Cayman Islands legal advisers to Herbalife Ltd. (the “Company”) a company incorporated in the Cayman Islands in connection with the Company’s registration statement on Form S- 8, including all amendments or supplements thereto (“Form S-8”) to be filed with the Securities and Exchange Commission on or about 8 May 2014 under the Securities Act of 1933, as amended, (the “Registration Statement”) relating to registration under the Securities Act of 1933, as amended, of 5,000,000 further common shares of par value US$0.001 per share of the Company (the “Common Shares”) for purchase by eligible persons under the Herbalife Ltd. 2014 Stock Incentive Plan (the “Plan”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and Certificate of Incorporation upon Change of Name and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 1 December 2004 and as amended by special resolution dated 25 April 2013 (the “Memorandum and Articles”);

1.2	a certified extract of the minutes of the meeting of the Compensation Committee of the directors of the Company held on 12 February 2014 (the “Committee Minutes”), a certified extract of the minutes of the meeting of the directors of the Company held on 24 April 2014 (the “Board Minutes”) and a certified extract of the minutes of the annual general meeting of the shareholders of the Company held on 29 April 2014 (the “AGM Minutes” and, together with the Committee Minutes and the Board Minutes, the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the Form S-8; and

1.4	a certificate from an officer of the Company, a copy of which is annexed hereto (the “Officer’s Certificate”).

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that the Common Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in accordance with the Plan, the Resolutions and the Minutes and when appropriate entries have been made in the register of members of the Company in respect thereof will be legally and validly issued and will be fully paid and non-assessable.

4	Qualifications

This opinion is subject to the following qualification and limitation that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings “Exhibits” and “Exhibit Index” in the Form S-8 included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder

2